An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 18, 2022

BALANCED PHARMA, INCORPORATED

18204 Mainsail Pointe
Cornelius, NC 28031

(704) 278-7054

www.balancedpharma.com

UP TO 6,250,000 SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 26

The Company is  offering up to 6,250,000 shares of Common Stock on a “best efforts” basis without any minimum target.

Common Stock	Price to public	Underwriting discount and commissions(2)	Proceeds to issuer(3)
Per share	$4.00	$0.04	$3.96
Total Maximum	$25,000,000	$250,000	$24,750,000

(1)	The Company is offering up to 6,250,000 shares of Common Stock (the “Offering”).

(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time expense allowance or the consulting fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(3)	Not including marketing, legal and professional fees, and other expenses of this Offering. See “Use of Proceeds” for a description of these expenses.

The Company expects that the maximum amount of expenses of the Offering that it will pay will be approximately $375,000 not including state filing fees.

The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this Offering being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

No Escrow Agent has been retained as part of this Offering.

After each closing, funds tendered by investors will be held in a segregated account owned by the Company, but with viewing privileges assigned to our broker-dealer, Dalmore, and will remain in that account until cleared. For details, see “Process of Subscribing.” As there is no minimum offering, upon the clearance of any subscription to this Offering Circular and receipt of funds, the Company may immediately deposit those funds into the bank account of the Company and may use the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions and receipt of funds for the Securities by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately ________, 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “BPI, ””Balanced Pharma,” “we,” “us,” “our,” or “the Company” refers to Balanced Pharma, Incorporated.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Overview

Balanced Pharma Incorporated is an early-stage pharmaceutical company. Our core mission is to improve the comfort and efficiency of local anesthetic injections for patients and clinicians, and our current focus is on the development, regulatory approval, and commercialization of an improved local dental anesthetic drug (“Libracaine Dental”) that is less painful, faster acting, and more reliable.

Current local anesthetics contain acid as a preservative. Although the acid is necessary for adequate shelf life, it also makes the injection more painful, slower acting, and less reliable. Neutralizing the acid (“Buffering”) reduces the pain, hastens the onset, and provides anesthesia more reliably. BPI has developed unique patent-pending technology that enables delivery of a buffered drug from a standard dental cartridge.

The dental cartridge market in North America, Europe, Japan, and South Korea is an estimated 744 million units for 2019. Our goal is to achieve a 10% or greater share of this market. We plan to sell Libracaine Dental wholesale to existing dental product distributors. Local anesthetic is typically a small consumable supply expense that represents less than 0.5% of the typical dental procedure cost and is not passed on to patients or insurance companies as a separate expense.

Assuming we receive regulatory approvals, we expect to launch Libracaine Dental in 2025 and create similar products thereafter for certain medical specialties, including but not limited to: dermatology, plastic surgery, emergency medicine, interventional radiology, and podiatry.

THE OFFERING

Securities offered:	6,250,000 shares of Common Stock
Common Stock outstanding immediately before the Offering(1)	20,610,000
Common Stock outstanding immediately after the Offering, assuming a fully subscribed Offering(2)	26,860,000

(1)  Includes 500,000 shares of Common Stock exercised pursuant to the 2020 Stock Option Plan (“2020 Plan”).

(2)  Does not include 2,463,684 shares issuable pursuant to the 2020 Plan.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risks Related to the Company and its Business

●	The Company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the Company’s prospects must be considered in light of the risks that any new Company encounters.
●	The Company has a history of losses, and may not achieve or maintain profitability in the future.
●	The financial statements have been prepared on a going concern basis.
●	We rely on other third parties to provide services essential to the success of our business.
●	We have limited ability to predict the market share or sale price for our product.
●	We must mass produce a novel, technologically advanced product.
●	We currently plan for a single product to generate future income.

●	Changes in the prices of supplies and raw materials could have a materially adverse effect on our business.
●	Loss of key management would threaten our ability to implement our business strategy.
●	We may not be able to protect our intellectual property rights.
●	We depend upon our ability to make, market, and sell our product.
●	We must protect our proprietary information and that of others.
●	We plan on operating in foreign jurisdictions.
●	We are and may continue to be impacted by the worldwide economic downturn due to the COVID-19 pandemic.

Risks Related to Regulation

●	Our product is highly regulated.
●	If we do not obtain regulatory approval, we will not be able to market Libracaine Dental.
●	If we fail to obtain regulatory approval in jurisdictions outside the United States, we will not be able to market our products in those jurisdictions.
●	Even if we obtain FDA approval to market Libracaine Dental, it might not be accepted by oral health care providers and other providers.
●	If we cannot compete effectively, our sales will suffer.
●	There may be flaws in Libracaine Dental.
●	If our manufacturers do not obtain or maintain current Good Manufacturing Practices, we may not be able to obtain or maintain the governmental approvals necessary to commercialize Libracaine Dental.
●	If we fail to comply with extensive regulations after any FDA approval of a product or the FDA withdraws its approval, we may be forced to suspend the sale of this product.

Risks Related to our Offering

●	The Company is dependent on the proceeds of this Offering and may need to seek additional funds if the full Offering amount is not raised.
●	There is currently no public market for our Common Stock, and a public market for our Common Stock may never develop.
●	The Securities of the Company cannot be transferred except in compliance with the restrictions set forth in the Shareholder Agreement, as amended.
●	Voting control is in the hands of a few large stockholders.
●	Any valuation at this stage is difficult to assess.
●	There is no minimum amount set as a condition to closing this Offering.
●	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.
●	The subscription agreement has forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.
●	Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

RISK FACTORS

The Commission requires the to identify risks that are specific to its business and its financial condition. The is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company and its Business

The Company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the Company’s prospects must be considered in light of the risks that any new Company encounters. Balanced Pharma was incorporated under the laws of the State of Delaware on September 1, 2020 (“Inception”). The Company has not yet generated sustained profits. The likelihood of its creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of its technology and products. The Company anticipates that its operating expenses will increase for the near future, and there is no assurance that it will be profitable in the near future. The Company will only be able to pay dividends on any shares once its directors determine that it is financially able to do so. Balanced Pharma has incurred a net loss and has had limited revenues generated since Inception. There is no assurance that the Company will be profitable in the foreseeable future or generate sufficient revenues to pay dividends to the holders of the shares. You should consider the business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth Company.

We require substantial further investment. The Company does not currently have revenue to fund development operations that are critical to the business plan and will remain dependent upon its ability to attract investment to generate cash and meet its financial obligations until revenue can be generated by product sales, which we believe cannot occur for at least 24 months (please see “going concern” note in audited financial statements). We believe our business plan requires at least an additional $15,000,000 of investment from external sources before we realize income and return on investment. Investment in the Company carries more risk of loss due to failure to attract future investment in comparison with companies that are less dependent upon outside investment.

The Company has a history of losses, and may not achieve or maintain profitability in the future. The Company has operated at a loss since Inception. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional marketing and general and administrative expenses that will require increased sales to recover these additional costs. We also expect to continue to incur significant legal, compliance, accounting, and other administrative expenses. The Company may not generate sufficient revenues to achieve profitability. The Company may incur significant losses in the future for a number of reasons, including slowing demand for its products and increasing competition, as well as the other risks described in this offering circular, and may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors to expand the business. Accordingly, the Company may not be able to achieve or maintain profitability and may incur significant losses in the future.

The financial statements have been prepared on a going concern basis. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $900,980 and $84,189 for the periods ended December 31, 2021 and 2020, respectively, and has incurred negative cash flows from operations for the periods ended December 31, 2021 and 2020. As of December 31, 2021, the Company had an accumulated deficit of $985,168. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

We rely on other third parties to provide services essential to the success of our business. Third parties provide or will provide a variety of essential business functions for us, including manufacturing, product development, regulatory affairs, customer service, legal and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, errors, or other problems with their work that will materially impact our operations.

In particular, we rely on Verta Life Sciences for much of our product development, regulatory, and manufacturing consulting. In the event we were to terminate our relationship with Verta Life Sciences, for any reason, including but not limited to, changes in state and federal regulations, we would have to seek alternative options immediately. Our product development, regulatory progress, or manufacturing could be interrupted by the change in consultants, and our business could suffer. If our efforts to contract with another consulting firm are unsuccessful, the Company may be unable to achieve or maintain profitability and may incur significant losses in the future. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

We have limited ability to predict the market share or sale price for our product. Because our product is a drug that must gain regulatory approval prior to any commercial use, we cannot test the product in the market, and must rely upon market research studies that can only estimate our unit sales and revenue for a product that we must sell at a price premium over competing generic products in order to achieve adequate profit margins and generate sufficient revenue and income. Our current business plan depends upon achieving a minimum price and market share within a minimum time to deliver an acceptable return on investment. Investment in the Company carries more risk of loss due to inaccurate revenue forecasts in comparison with companies that already have revenue or that have products with more predictable revenue.

We must mass produce a novel, technologically advanced product. Our business plan is dependent upon the design and mass production of a novel, technologically advanced drug container and drug product that has never been mass produced, using novel, technologically advanced automated machinery. Inability to mass produce our product could result in delays or inability to launch the product and realize revenue and income. Investment in the Company carries more risk of loss due to technological failure in comparison with companies that do not rely upon technologically advanced or novel products as their sole source of revenue.

We currently plan for a single product to generate future income.  The Company is currently developing a single product (“Libracaine Dental”) for sale, and our current business plan is solely dependent upon these sales for revenue and income. If we are unable to successfully develop and sell Libracaine Dental, we may be unable to develop another product to generate revenue and income with the resources available to us. Investment in the Company carries more risk of loss due to product failure in comparison to companies with a more diversified product portfolio and more potential revenue streams.

Changes in the prices of supplies and raw materials could have a materially adverse effect on our business. There have been changes in the cost of raw materials and components used in pharmaceutical and medical device production in recent years. The increases in prices may also take place in the future and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy. The management of future growth will require our ability to retain J. Scott Keadle, our CEO. Scott is a key person whose skills and efforts comprise a large component of our ability to implement our business plan and grow our business. If J. Scott Keadle were to leave the Company, our platform and business model could be adversely affected.

We may not be able to protect our intellectual property rights. We intend to own patents (for, among other things, our drug product container technology) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or patents or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks, patents and other intellectual property rights of ours or in marks or patents that are similar to ours or marks or patents that we license and/or market. In some cases, there may be trademark or patent owners who have prior rights to our marks or patents or to similar marks or patents. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

We depend upon our ability to make, market, and sell our product. Our business plan depends on our ability to make, market, and sell a technologically advanced product without infringing upon the patent or trademark rights of others. If we infringe upon the patent or trademark rights of others, those parties could make claims against us resulting in partial or complete loss of revenue or income. Investment in the Company carries more risk of loss due to infringement in comparison with companies that have more certainty of their freedom to operate.

We must protect our proprietary information and that of others. Many of our scientific and management personnel are third-party consultants currently or previously employed by other biotech and pharma companies. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies. In addition, our confidentiality agreements may not adequately protect our proprietary information. Investment in the Company carries more risk of loss due to proprietary claims or litigation in comparison with companies that are less dependent upon proprietary technology.

We plan on operating in foreign jurisdictions. We will be required to comply with the laws of those jurisdictions, including restrictions on exporting currency, requirements for local partners, tax laws and other legal requirements. Doing business in such foreign jurisdictions entails political risk, and their judicial systems may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States. Investment in the Company carries more risk of loss due to foreign complications in comparison with companies that only operate domestically.

We are and may continue to be impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and in March 2020 was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the United States, Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally or impacts consumer demand for dental services.

Risks Related to Governmental Approvals

Our product is highly regulated. Our business plan depends upon our ability to secure and maintain permission from various regulatory agencies, including the United States Food and Drug Administration (FDA), to make, market, and sell an injectable drug product in a novel container. Regulatory approval of injectable drugs and devices traditionally carries a high probability of failure, and continued regulatory approval of the manufacture, distribution, marketing, and safety of a drug product requires intense effort for as long as the product is on the market. Investment in the Company carries more risk of loss due to failure to obtain and maintain regulatory approval in comparison with companies whose products are not subject to regulation.

If we do not obtain regulatory approval, we will not be able to market Libracaine Dental. We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of Libracaine Dental. We currently believe that we will be able to receive the requisite approval in the United States through the NDA process, see “The Company’s Business – Regulation”.

We have not yet submitted an NDA for Libracaine Dental and there is no guarantee that we will be able to use this process to receive the approval. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Furthermore, this approval process is extremely expensive and uncertain. We have only limited experience in filing and pursuing applications necessary to gain regulatory approvals. If we do not receive the approval in the United States we will not be able to market and sell our product there.

We plan to submit an NDA to the FDA during 2024 based upon evidence we have collected through research conducted by us or others.  We plan to submit similar documentation to the regulatory bodies in foreign jurisdictions.  The FDA or these other regulatory bodies may, after completing their own analyses, either determine that our research should have been conducted or analyzed differently, and thus reach a different conclusion from that reached by us, or request that further research or analysis be conducted, including but not limited to, requiring us to complete clinical trials. In addition, the FDA may not accept the NDA we plan to submit for Libracaine Dental as being complete. This would require us to amend and resubmit the NDA. On balance, if we are required to do any of the aforementioned items, we would incur additional costs and delays in commercialization.

If we fail to obtain regulatory approval in jurisdictions outside the United States, we will not be able to market our products in those jurisdictions. We intend to seek regulatory approval for our technology and products in a number of countries outside of the United States and expect that these countries will be important markets for our products, if approved. Marketing our products in these countries will require separate regulatory approvals in each market and compliance with numerous and varying regulatory requirements. The regulations that apply to the conduct of clinical trials and approval procedures vary from country to country and may require additional testing. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market.

Even if we obtain FDA approval to market Libracaine Dental, it might not be accepted by oral health care providers and other providers. Libracaine Dental will not be a commercially successful product unless accepted by oral health care providers as clinically useful, cost-effective and safe. In addition, because Libracaine Dental is designed to enhance the existing standard of care for providing anesthesia, it increases the initial cost of treatment and is not expected to be reimbursed by governmental health administration authorities, private health insurers and other organizations.  Providers may not accept Libracaine Dental if they believe it is too expensive.

In all territories, and particularly in Europe, providers may choose to pass the cost of Libracaine Dental on to patients and may charge more than their cost in purchasing Libracaine Dental in order to make a profit from using Libracaine Dental.  We cannot control or dictate the price at which providers choose to charge their patients when using Libracaine Dental.  Accordingly, patients may not accept Libracaine Dental if they believe it is too expensive, reducing providers’ ability to use it and reducing Libracaine Dental sales revenues.

We operate in a highly competitive industry, and competitive pressures could have a material adverse effect on our business. The dental pharmaceutical industry in the United States is intensely competitive. The principal competitive factors in our industry include product range, pricing, distribution capabilities and responsiveness to customer preferences, with varying emphasis on these factors depending on the market and the product. With respect to individual customers, we face significant competition from various manufacturers, brands, and distributors, who compete principally on price.

Further, FDA-approved products currently exist that will compete with most of the product candidates we are developing. These products include:

●	Injectable local anesthetic agents including:

o	Generic and branded lidocaine, including Xylocaine;

o	Generic and branded articaine, including Septocaine;

o	Other generic and branded local anesthesia products, including bupivacaine, mepivacaine, and prilocaine.

●	Systems for Buffering local anesthetic agents, including the Onset system from OnPharma and the Anutra system from Anutra Medical, Inc.

These existing competitors, and direct competitors that may commence operations, of which we are currently unaware or are or will be in clinical development, have or may have substantially greater financial, sales and marketing resources, research and development capabilities, scientific, manufacturing than the Company.  They may also have larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company.  As a result, these competitors may be able to take advantage of opportunities more readily and devote greater resources to development and marketing than the Company.  There can be no assurance that the Company will compete successfully with such competitors.

Our competitors may succeed in developing products earlier and obtaining regulatory approvals from the FDA more rapidly than us.  Our competitors may also develop products that are superior to those we are developing and render our product candidates or technologies obsolete or non-competitive. The effect of this competition could adversely affect our results of operations.

There may be flaws in Libracaine Dental. Libracaine Dental may contain design, processing and other defects that are difficult to detect and correct.  Any flaws or errors may result in the loss of, or delay in, market acceptance, as well as diminish the Company’s reputation, credibility and relationships with customers.  If the Company is unable to fix errors or other problems quickly, or at all, the Company could experience:

●	loss of or delays in revenues;

●	unexpected costs associated with the remediation of any problem;

●	failure to achieve market acceptance and/or loss of market share;

●	revocation of NDA approval from the FDA and other regulatory organization; or

●	legal action by the Company’s customers.

If our manufacturers do not obtain or maintain current Good Manufacturing Practices, we may not be able to obtain or maintain the governmental approvals necessary to commercialize Libracaine Dental.  Following extensive review of an NDA, the FDA may grant marketing approval, reject the application or require additional testing or information. Sales of a new drug may commence following FDA approval of an NDA and satisfactory completion of a pre-approval inspection of each manufacturing facility, including a review of pertinent production records. Drug manufacturing facilities are subject to a plant inspection before the FDA will issue approval to market a new drug product, and all of the suppliers and contract manufacturers that we intend to use must adhere to the current Good Manufacturing Practice regulations, or CGMPs, prescribed by the FDA. Detailed manufacturing information is also required to be submitted for review and approval by the FDA as part of the NDA. We must submit data indicating that the drug product can be consistently manufactured by our supplier at the same quality standard, that the drug product is stable over time, that the level of chemical impurities in the drug product is below specified levels, and that the delivery device developed by us for Libracaine Dental works as intended in a consistent manner.

If we fail to comply with extensive regulations after any FDA approval of a product or the FDA withdraws its approval, we may be forced to suspend the sale of this product.  Continued compliance with all FDA requirements and the conditions in an approved NDA, including those concerning product specifications, manufacturing process, validation, labeling, promotional material, record-keeping and reporting, is required for all approved drug products. Failure to comply with these requirements could result in warning letters, product recall, criminal action or other FDA-initiated actions, which could delay further marketing until the products are brought into compliance. Product approvals may also be withdrawn if problems concerning safety, efficacy or quality of the product occur following approval. In addition, if there are any modifications to the drug, including any changes in indication, manufacturing process, labeling, delivery devices or manufacturing facility, an NDA supplement may be required to be submitted to the FDA. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products.

Approval of any NDA will also require us and the FDA to agree upon a package insert that will, among other things, identify possible side effects and specify contraindications. These restrictions could limit our ability to market Libracaine Dental.

Risks Related to this Offering

The Company is dependent on the proceeds of this Offering and may need to seek additional funds if the full offering amount is not raised. The Company is dependent on the proceeds of this Offering to maintain its operations and support its business growth. Even if the maximum offering amount is raised, we may require additional funds to maintain our operations and respond to business challenges and opportunities. Accordingly, we may need to engage in subsequent equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing Common Stock, including the shares being sold in this Offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Such financing could also require us to pledge assets as security for borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the launch of our product. If we are unable to obtain adequate financing or financing on terms satisfactory to us, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its products, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

There is currently no public market for our Common Stock, and a public market for our Common Stock may never develop.

There is no formal marketplace for the resale of our Common Stock. The shares may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Even if we were to eventually list on Nasdaq or seek a quotation on the “OTCQX” or the “OTCQB” markets, there may not be frequent trading and therefore no market price for the Common Stock.

The Securities of the Company cannot be transferred except in compliance with the restrictions set forth in the Shareholder Agreement, as amended. The Securities of the Company cannot be transferred except in compliance with the restrictions set forth in the Shareholder Agreement, as amended. Specifically, each investor and Key Holder, by execution of the Shareholder Agreement, as amended, agrees not to make any disposition of all or any portion of any Common Stock unless and until certain conditions are met, including notification to the Company.

Further, the Securities are subject to Drag Along rights and Tag Along rights set forth in the Shareholder Agreement, as amended that investors in this Offering will become a party to. Additional information describing the rights can be found in the section titled “Securities Being Offered.” These requirements may delay or limit your ability to transfer your shares and delay or limit the ability of the third party transferee to transfer their shares in the future, or require you and third party transferees to incur additional costs to effectuate a share transfer. Further, transferees will be required to sign onto the same agreements as the original inves and will also be subject to the restrictions in those agreements.  Accordingly, the market price for our Common Stock could be adversely affected.

Voting control is in the hands of a few large stockholders. Voting control is concentrated in the hands of a small number of stockholders. Our CEO currently holds approximately 44.61% of our Common Stock and he has proxies for the voting control of the shares held by his wife and son currently giving him of 84.80% of our outstanding shares and will continue either though ownership or proxies have voting control after this Offering. See “Ownership and Capital Structure.” Therefore, you will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our ’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Our CEO is able to make all major decisions regarding the .

Any valuation at this stage is difficult to assess. This is a fixed price Offering, which means that the Offering price for the offered shares is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the Offering price in its sole discretion without the input of an investment bank or other third party. The fixed Offering price for the offered shares has not been based on appraisals of any assets we own or may own, or of our as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed Offering price established for the offered shares may not be supported by the current value of our or our assets at any particular time.

There is no minimum amount set as a condition to closing this Offering. Because this is a “best efforts” Offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this Offering will be bound by the subscription agreement which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreements, including any claims made under the federal securities laws. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement.

If you bring a claim against the Company in connection with matters arising under any of the agreements, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of any of the agreements with a jury trial. No condition, stipulation or provision of the subscription agreement, the voting agreement, the investors’ rights agreement or the right of first refusal and co-sale agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

The subscription agreement has forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.  In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon any of the agreements. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provisions in this context. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card Company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of investor Education and Advocacy issued an investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding convertible notes and assuming that the shares are sold at $4.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the ’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the Company as of December 31, 2021.

	Date Issued	Issued Shares	Potential Shares		Total Issued and Potential Shares	Effective Cash Price per share at Issuance or Potential Conversion
Common Shares(1)
Common Stock Founder issued	October 2020	18,404,000	0		18,404,000	$0.00
Common Stock	December 2020	802,000	0		802,000	$0.69
Common Stock	2021	904,000	0		904,000	$1.66
Shares issued pursuant to BPI 2020 Stock Option Plan	Various	500,000	2,463,684	(2)(3)	2,963,684	$0.50
Total Common Shares Equivalents
Investors in this Offering, assuming a $25,000,000 raised	2022	--	6,250,000		6,250,000	$4.00
Total After Inclusion of this Offering		20,610,000	8,713,684		29,323,684	$4.00

(1)	Does not include 750,000 shares of Common Stock at a price of $4.00 reserved for issuance pursuant to the Regulation D offering that commenced in March 2022.

(2)	Does not include 240,000 options issued to John Selig in 2022.

(3)	As of December 31, 2021 1,070,000 options have been issued and there are 1,393,684 remaining options to be issued. The remaining options will be issued at an effective cash price per share of at least $2.50

The following table illustrates the dilution that new investors will experience upon investment in the  relative to existing holders of its securities. Because this calculation is based on the net tangible assets of the Company, the Company is calculating based on its net tangible book value of $1,613,222  as of December 31, 2021, as included in its audited financial statements.

The Offering costs assumed in the following table includes up to $250,000 in commissions as well as marketing, technology, legal, accounting, and Edgarization fees incurred for this Offering.

The table presents four scenarios for the convenience of the reader: a $5,000,000 raise from this Offering, a $7,500,000 raise from this Offering, a $15,000,000 raise from this Offering, and a fully subscribed $25,000,000 raise from this Offering (the maximum offering).

	$5,000,000 Raise	$7,500,000 Raise	$15,000,000 Raise	$25,000,000 Raise
Price per share	$4.00	$4.00	$4.00	$4.00
Shares issued	1,250,000	1,875,000	3,750,000	6,250,000
Capital raised	$5,000,000	$7,500,000	$15,000,000	$25,000,000
Less: Offering costs	$(400,000)	$(550,000)	$(850,000)	$(1,252,000)
Net offering proceeds to Company	$4,600,000	$6,950,000	$14,150,000	$23,748,000
Net tangible book value pre-financing (1)	$2,148,222	$2,148,222	$2,148,222	$2,148,222
Share issued and outstanding pre-financing(2)	21,680,000	21,680,000	21,680,000	21,680,000
Post financing shares issued and outstanding	22,930,000	23,555,000	25,430,000	27,930,000
Net tangible book value per share prior to offering	$0.10	$0.10	$0.10	$0.10
Increase/(decrease) per share attributable to new investors	$0.19	$0.29	$0.54	$0.83
Net tangible book value after offering	$0.29	$0.39	$0.64	$0.93
Dilution per share to new investors	$3.71	$3.61	$3.36	$3.07

(1)	Net tangible book value is calculated as follows.

Total stockholders' equity at December 31, 2021	$1,692,758
Less: intangible assets	-79,536
Equals tangible book value pre-financing	$1,613,222
Proceeds from options	$535,000
Pro forma net tangible value	$2,148,222

(2)	Assumes 1,070,000 options are exercised at a weighted average exercise price of $0.50 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

☐	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
☐

In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation

(before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

☐

In June 2021, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The intends to raise offering proceeds to engage in the following activities:

●	Product Development
●	Product Manufacturing
●	Product Marketing & Disease Awareness
●	Intellectual Property Development
●	General & Administrative

Please see the table below for a summary of the ’s estimated intended uses of net proceeds from this Offering:

Offering Proceeds	$5,000,000	$7,500,000	$15,000,000	$25,000,000
Gross Proceeds from this Offering	$5,000,000	$7,500,000	$15,000,000	$25,000,000
Offering expenses (1)	$400,000	$550,000	$850,000	$1,252,000
Total Proceeds Available for Use	$4,600,000	$6,950,000	$14,150,000	$23,748,000
Product Development	$900,000	$1,300,000	$1,300,000	$2,300,000
Product Manufacturing	$1,700,000	$2,000,000	$4,000,000	$7,000,000
Product Marketing & Disease Awareness	$0	$500,000	$3,700,000	$7,350,000
Fundraising	$1,000,000	$1,250,000	$2,750,000	$3,598,000
Intellectual Property Development	$200,000	$300,000	$300,000	$400,000
General & Administrative	$800,000	$1,600,000	$2,100,000	$3,100,000

(1)	Includes: (i) commission payable by the Company to Dalmore, (ii) $20,000 for a consulting fee payable by the to Dalmore, (iii) $5,000 payable by the to Dalmore for out of pocket expenses, (iv) legal fees, (v) accounting fees, (vi) EDGARization expenses, (vii) blue sky fees and (viii) marketing expenses related to the Offering.

The Company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

Balanced Pharma, Incorporated is a Delaware corporation, incorporated on September 1, 2020. We are a pharmaceutical development and manufacturing attempting to make local anesthetic injections more comfortable and efficient for dentists, physicians, and their patients. We are headquartered in Cornelius, North Carolina, near Charlotte.

Our primary business focus since inception has been and continues to be the development of Libracaine Dental, which is a pH-balanced injectable local anesthetic drug for use in dental procedures, which we intend to manufacture and sell after completing product development and receiving regulatory approvals.

Recent History

Since our inception approximately 18 months ago, we have accomplished the following:

●	Completed early corporate organizational activities.
●	Assembled a management team and scientific advisory board.
●	Contracted with necessary vendors and consultants.
●	Optimized a novel cartridge design and prototype for our drug product.
●	Progressed in the prosecution of patent and trademark applications in the United States and other selected jurisdictions,
●	Engaged component and raw material suppliers.
●	Engaged contract drug manufacturing organizations,
●	Completed initial testing of our novel manufacturing capabilities.
●	Raised a total of approximately $2 million via equity capital raises throughout 2021.
●	Received a favorable U.S. Food and Drug Administration (“FDA”) response to our request for designation as a drug, on November 3, 2020.
●	Prepared and submitted a pre investigational new drug application (“PIND”) briefing package to FDA on July 27, 2021.
●	Completed our PIND meeting on November 17, 2021 and received FDA guidance for our development program.
●	Completed market size research in the United States and other selected jurisdictions.
●	Completed initial market preference research in the United States and other selected jurisdictions.

Principal Products

Our principal products are buffered injectable local anesthetics that we are developing in response to a need in the dental and medical professions for an improved injectable local anesthetic that is faster-acting, more reliable, and less painful upon injection.

Currently available local anesthetic drugs contain acid as a preservative. Although the acid is necessary for adequate shelf life, it also makes the injection more painful, slower acting, and less reliable. Neutralizing the acid (“Buffering”) reduces the pain, hastens the onset, and provides anesthesia more reliably, but current Buffering methods require manual mixing of the drugs by clinicians, which adds time, expense, and the risk of dosage errors. For this reason, Buffering has not been widely adopted, particularly in dentistry, and we believe a more efficient and economical solution has long been sought by the healthcare community.

BPI owns patent-pending technology that enables delivery of a buffered drug from a standard dental cartridge or medical vial. We are currently focused on our initial product, Libracaine Dental, which is being developed as a new pH-balanced anesthetic, supplied in a standard 1.7 ml dental cartridge that will require no change in protocol and no new equipment.

Principal Market & Method of Distribution

During 2019 we estimate that dental service providers purchased approximately 1.9 billion anesthetic cartridges per year worldwide, including 744 million in our targeted markets, which include North America, Europe, Japan, and South Korea.

We intend to sell Libracaine Dental wholesale to existing dental product distributors in North America, Europe, and Asia who currently sell dental anesthetic drug products to dental service providers. Current dental product distributors in North America, Europe, and Asia who currently sell dental anesthetic drug products include, but are not limited to:

●	Henry Schein,
●	Patterson Dental Company,
●	Benco,
●	Darby, and
●	Atlanta Dental Supply Company.

Dental product distributors re-sell products to dental service providers (mainly dentists), who are the end-users of the product. Our intention is that Libracaine Dental will be delivered to wholesalers (dental supply distributors) via logistical methods that are typical of pharmaceutical products, and particularly typical of dental local anesthetic products. We believe our product will be delivered to end-users (mainly dentists) by the distributors using routine logistical methods.

Product Status

As of the date of this Offering Circular, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Planned principal operations include manufacturing, marketing, and wholesale sales of Libracaine.

Libracaine Dental is currently in development and the Company is pursuing a new drug application (“NDA”) under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (the “FDCA”). We expect to submit our NDA application to the FDA in 2024, and, if we receive the requisite approval, launch our dental product in 2025. For more details on the process, see “Regulation” below.

As of the date of this Offering Circular, we have engaged in discussions with manufacturers to produce components, raw materials, automated machinery, and initial commercial batches of Libracaine. When timing permits, we intend to contract with pharmaceutical manufacturing facilities to produce Libracaine Dental at increasing scale and will consider acquisition of manufacturing lines or facilities if and when that becomes feasible.

Current Market & Competition

We believe the global market for injectable local dental anesthetics is dominated by the current generic, acidic (un-buffered) anesthetics lidocaine and articaine. We estimate that lidocaine and articaine account for approximately 90% of cartridges sold. Local anesthetic represents less than 0.5% of the total cost of the typical dental procedure.

Competitors who sell un-buffered injectable local anesthetic for routine dental procedures include:

●	Dentsply,
●	Septodont,
●	Inibsa,
●	Pierrel, and
●	3M.

Several large filling companies manufacture most of these cartridges, the largest of which is Septodont (France, Italy) which we believe fills about 600 million cartridges per year.  Other large filling companies include Inibsa (private, Spain) and Pierrel (public, Italy). We estimate that the current average retail price of generic un-buffered anesthetic cartridges in our target markets is $1.00.

Significant disadvantages to the un-buffered anesthetics include the longer waiting time and injection pain caused by the acid in the drug.

We are aware of two companies that currently offer products specifically intended to make Buffering more convenient for clinicians. These products are known as “physician-compounding” systems. We believe Libracaine Dental is a better product because Libracaine Dental will not require manual mixing of two components, which takes time, requires new equipment and protocols, and creates the possibility of incorrect drug mixing and resultant anesthetic failure, patient discomfort, or breach of sterility.

We are not aware of any companies that offer or plan to offer a pre-mixed, FDA approved, buffered local anesthetic for dentistry or medicine.

Pre-market surveys conducted by third party research firms suggest significant interest from dentists and patients in Libracaine Dental due to its ability to: (i) reduce pain when receiving an anesthesia, (ii) hasten the onset of the anesthesia, and (iii) provide anesthesia more reliably. We project that our dental product will add less than one percent to the cost of the procedure.

Regulation

Our products are injectable drugs, which are highly regulated in the United States and in our targeted foreign markets. Libracaine Dental is pursuing a new drug application under Section 505(b)(2) of the FDCA. The 505(b)(2) pathway with the FDA enables investigators and/or manufacturers to apply for an NDA without having to repeat the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

The 505(b)(2) pathway with the FDA enables investigators and/or manufacturers to apply for an NDA without having to repeat the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

In a Pre-Investigative New Drug Application (“PIND”) meeting held on November 17, 2021, FDA agreed that Balanced Pharma should pursue an abbreviated regulatory pathway known as 505(b)(2).

Because Libracaine Dental has only minor ingredient changes to an existing drug, we expect that the regulatory approval process will be significantly shorter and less expensive than for typical drug products

In addition, we believe that Libracaine Dental is eligible for this abbreviated regulatory process from the FDA or its counterparts in most of the other countries that we plan to do business.

The Libracaine Dental product was designated a drug, and not a combination product, by the Office of Combination Products within the FDA on November 3, 2020. However, Libracaine Dental may be considered a device or a combination product in other countries or jurisdictions, including but not limited to, North America, Europe, Japan, and South Korea.

We currently do not plan to seek FDA or other regulatory approval for marketing and label claims for our products beyond the claims for Xylocaine 2% with Epinephrine 1:100,000 Dental. Nonetheless, we recognize that additional marketing claims, if we were able to prove them, might allow us to generate higher revenue, and for that reason, we may in the future decide to conduct clinical trials to demonstrate those claims. This would require a significant investment of financial and organizational resources and incur significant risks including the risk of results that suggest less efficacy, less safety, or no evidence of greater efficacy, any of which could have a material adverse effect upon product sales, revenue, and profitability.

Sales and Marketing Strategy

Based upon market research conducted in 2021 by a third party hired by the Company, we believe that there is a market for a convenient, economical, buffered version of lidocaine for dental procedures in both the United States and in our targeted foreign markets.

Our intent is to initially introduce Libracaine Dental in the United States, using marketing and sales strategy and tactics that are standard for dental products, followed by adjustments to optimize the strategies and tactics after acquisition of post-launch sales data.

Outside of the U.S., we intend that our commercialization models will be different in each jurisdiction. We generally plan to commercialize in EU and UK either concurrently or as soon as possible after commercialization in the United States but have not developed any detailed strategies or tactics as of the date of this Offering Circular.

Our current average wholesale price target is approximately $3.00 per cartridge of Libracaine, but we have not developed extensive or sufficient pricing data to make any conclusion about the ideal price at this time. We intend to launch our dental product in 2025.

Other Potential Products

Libracaine Medical

●	Offered as a sodium bicarbonate buffered version of Lidocaine 1% with Epinephrine 1:100,000, presented in a 25 ml drug vial.

●	For use in certain medical specialties, including dermatology, plastic surgery, emergency medicine, interventional radiology, and podiatry.

●	As of March 18, 2022, very little product development work has been done with this product, but we may consider development in the future.

Libracaine Dental - Articaine

●	We may consider adding Articaine 4% with Epinephrine 1:100,000 for dentistry.

Other

In the future, we may explore other, currently unknown, uses for our multi-chamber cartridge and vial technology, including reconstitution or mixing of other drugs that are not local anesthetics.

Intellectual Property

We have the following applications for patent that are pending:

●	U.S. Application No. 15/860,141

●	International PCT Application No. PCT/IB2018/052598

●	Canadian Application No. 3,111,347 (Canadian National Phase of PCT/IB2018/052598)

●	European Application No. 18897951.2 (European Regional Phase of PCT/IB2018/052598)

●	Japanese Application No. 2020-556351 (Japanese National Phase of PCT/IB2018/052598)

●	Korean Application No. 10-2020-7021685 (Republic of Korea National Phase of PCT/IB2018/052598)

●	U.S. Application No. 16/655,362

●	U.S. Application No. 63/233,879

We also have one trademark application, U.S. Application No. 88/198,808, pending for the LIBRACAINE mark.

Employees

As of March 18, 2022, we have a total of 1 full-time employees and no part-time employees. Except for the CEO, independent contractors make up the entirety of our workforce.

Legal Proceedings

As of the date of this Offering Circular, we do not anticipate, nor have been a party to, any legal proceedings material to our business or financial condition.

Property

BPI does not currently own or lease any property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Balanced Pharma is a pharmaceutical development and manufacturing developing products enabled by dual-chambered drug container technology, with an initial focus on an improved injectable local anesthetic for use in dental procedures.

As of December 31, 2021, the Company had not commenced planned principal manufacturing and sales operations, nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Once the Company commences its planned principal operations, it will incur significant additional expenses related to manufacturing and product marketing and sales. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Results of Operations

The Company is pre-revenue. Total operating expenses consist of general and administrative, research and development and sales and marketing. For the fiscal year ended December 31, 2021 total operating expenses were $900,980 compared to $84,189 for the period from inception (September 1, 2020) to December 31, 2020, an increase of $816,791. There was approximately a $316,000 increase in general and administrative costs, $158,305 was spent on research and development compared to $0 for the period ended December 31, 2020 and $342,272 was spent on sales and marketing related efforts compared to $0 for the period ended December 31, 2020. The increases were primarily due to Company activity not beginning until inception on September 1, 2020.

As a result of the foregoing, the Company incurred a net loss of $900,980 for the period ended December 31, 2021, and a net loss of $84,189 from inception on September 1, 2020 until December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2021, the Company’s cash on hand was $1,616,810. The Company ’s operations have been financed to date by funds raised from equity financings.

The Company expects that the net proceeds of a maximum offering, together with the proceeds of funds raised from additional equity financings will satisfy the ’s cash requirements for the next 12 months.  In order to continue as a going concern after that time, develop a reliable source of revenues, and achieve a profitable level of operations, the may need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through: (i) borrowings, (ii) the sale of Common Stock, including in this Regulation A Offering and (iii) additional Regulation D offerings.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the . Even if the is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Plan of Operation

The Company intends to execute the following milestones over the course of the next 12 months:

●	Product Development of Libracaine Dental

o	Complete any necessary studies and documentation required to support an application for product approval.

●	Manufacturing

o	Fabricate component tooling for Libracaine Dental cartridge.

o	Design & fabricate manufacturing lines & processes.

o	Manufacture initial commercial (registration) batches of Libracaine Dental.

●	Marketing & Disease Awareness

o	Develop high level marketing & sales plans & organization.

o	Initiate disease awareness campaign & recruit key opinion leaders.

●	Intellectual Property

o	Continue to prosecute patent portfolio & obtain granted patent claims

●	Finance

o	Raise additional capital to support ongoing operations.

Trend Information

BPI believes the following are the most important trends that should continue to shape the dental anesthetic market:

●	According to the CDC, only 64.9% of adults and 85.9% of children saw a dentist in 2019, the last year for which numbers are available.

●	According, to the US National Library of Medicine and National Institutes of Health 36% of the population experiences dental anxiety, and approximately 22% of people report avoiding going to the dentist because of fear.

We believe these underserved populations present an opportunity for BPI to help grow the dental market as it is BPI’s goal to make local anesthetic injections more comfortable and efficient for dentists, physicians, and their patients.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic, which continues to spread throughout the United States. While the disruption is currently expected to be temporary, there is uncertainty around the duration. However, we believe the impact of COVID-19 on the dental industry as a whole was temporary and further believe that a rapid recovery is underway. Specifically, according to the American Dental Association, (“ADA”) who tracking the dental industry weekly as of the week of December 13, 2021, 60.7% of dental practitioners respondents reported that their practices were open and busy. 38% said they were open but had fewer patient appointments than usual, while only 1% reported that their practices were closed as a result of the pandemic. We expect a full return to normalcy as the effects of the pandemic wane.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The ’s executive officers, directors and significant employees are listed below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time

Executive Officers:
J. Scott Keadle	Chief Executive Officer	57	Indefinite - Appointed September 2020	40
Jason Suggs	Chief Communications Officer	46	Indefinite - Appointed January 2022	10
Cory McClelland	Chief Financial Officer	68	Indefinite - Appointed January 2022	10
Directors:
J. Scott Keadle	Director	57	Indefinite - Appointed September 2020
John Selig	Director	53	Indefinite - Appointed September 2020
Executive Officers
N/A

Officers and Significant Employees

J. Scott Keadle, Chairman, Chief Executive Officer

J. Scott Keadle is the founder, Chairman, and CEO of BPI and a business leader with more than 30 years of experience. As CEO of BPI, he led two successful fundraising rounds, prototype product development, and a successful FDA PIND regulatory meeting. Since 2016, Scott has served as CEO and as a practicing dentist at New Smile Carolina. He has also served as the CEO and as a practicing dentist at Salisbury Dental Care from 1990 until 2017. Scott has served as CEO of Keadle Professional Properties, a commercial real estate design, development, and construction company, since 1996, and is a former Iredell County Commissioner, where he shared oversight of a $150M annual budget and more than 900 employees. Scott holds a Doctor of Dental Surgery degree from the West Virginia University School of Dentistry.

John Selig, Board Director

John Selig serves as a member of the board of directors at BPI and has taken an active leadership role, bringing over 20 years of experience with life sciences start-ups. In June 2014, John co-founded and leads WaveEdge Capital, a life sciences and healthcare investment bank based in Silicon Valley, advising companies on M&A and financial strategy. From November 2011 to June 2014 he served as Managing Director at Woodside Capital Partners, a boutique investment bank, where he founded and co-led the Life Sciences & Healthcare Group.  He has advised both Fortune 100 and venture-backed life sciences and healthcare companies on transaction strategy and valuation at Strategic Decisions Group and Keelin Reeds Partners. John is an advisory board member at Launchpad Digital Health Fund and a frequent lecturer on valuation, transactional strategy, capital raising, and exit strategy at organizations including BIO, Genentech, and Stanford Medical School. He holds a Bachelor of Arts in English (magna cum laude) from Brown University and a J.D. from Stanford Law School.

J. Cory McClelland, Chief Financial Officer

Cory McClelland is currently the Chief Financial Officer (CFO) at BPI, bringing over 35 years of experience serving in CFO, financial and operations executive, and financial consulting roles with multiple organizations. He served as CFO of Wellman Recycled Plastics, a manufacturer of recycled plastics for the automotive industry, from 2010 until 2015, developing and implementing financial budgeting, models, and reporting, and completing the strategic sale of the organization. Prior to that, he served as CFO of Kurt Versen, Inc., an Audax Portfolio Company and manufacturer of lighting. He holds a Bachelor of Arts in Accounting from the University of Kentucky.

Jason Suggs, Chief Communications Officer

Jason Suggs serves as Chief Communications Officer at BPI with over 20 years of experience leading successful communications, brand strategy, and technology initiatives. Since 2010, he has served as founder and CEO of Orange Reef Sustainable Business Results, providing consulting and solutions to diverse organizations, primarily in the financial, healthcare, and government spaces. He serves as Executive Director of Technology and Communications for AIF Global, an independent economic think tank focusing on institutional investment policy. He serves as Executive Director of Brand and Technology for the National Institute of Public Finance. In 2020, Jason was featured as a thought leader by the National Association of State Treasurers and is the recipient of the 2020 Technology and Brand Management Excellence Award by the AIF Institute, as well as the Innovation Award and Treasurer’s Challenge Coin by one of the leading state treasuries in the United States. Jason’s educational background includes studies in marketing, communications, and ROI methodology at Columbia Business School and Villanova University, along with a Bachelor of Science in Mathematics from the University of North Carolina at Charlotte.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021 the Company only had one officer and two directors (one of which was its sole officer) and it compensated them as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
J. Scott Keadle	CEO	$0	$0	$0
John Selig	Director	$0	500,000 Stock Options	$0

For the year ended December 31, 2021, Mr. Keadle did not receive compensation in his role as a director and Mr. Selig was compensated as described above.

BPI 2020 Stock Plan

The Company has adopted the Balanced Pharma, Incorporated 2020 Stock Option Plan (“2020 Plan”), as amended and restated, which provides for the grant of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants.

The number of shares authorized by the 2020 Plan is 2,963,684 shares. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years.

The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2020 Plan’s inception. As of December 31, 2021, there were 26,000 shares available for grant under the 2020 Plan. During 2022, the Company increased the shares available for grant under the 2020 Plan to 2,963,684, leaving 1,393,684 available to be issued (not taking into account the 240,000 options issued to John Selig in 2022). Stock options granted under the 2020 Plan typically vest over periods of immediate to two years, and one grant with milestone based vesting four-year period on a monthly basis.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table displays, as of March 1, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class (1)
Common Stock	All Executive Officers & Directors as a Group	10,202,000 Shares of Common Stock	440,000 Options	46.12%
Common Stock	J. Scott Keadle 18204 Mainsail Pointe, Cornelius, NC 28031	9,682,000 Shares of Common Stock	None	41.96	%(2)
Common Stock	Ming Fu Keadle 18204 Mainsail Pointe, Cornelius, NC 28031	7,922,000 Shares of Common Stock	None	34.33	%(2)

(1)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(2)	J. Scott Keadle has a voting proxy for 7,922,000 shares of Common Stock held by Ming Fu Keadle, representing 34.33% of the voting power prior to the date of this Offering Circular, and 800,000 shares of Common Stock held by David Keadle, representing 3.47% of the voting power prior to the Offering. Mr. Keadle’s voting shares amount to a total of 79.76%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On October 31, 2020, the Company issued an aggregate of 18,404,000 shares of Common Stock at to J. Scott Keadle, our CEO, and his wife in exchange for par value and the contribution of intellectual property, consisting of a patent and related trademark held by a Company owned solely by the founder.

SECURITIES BEING OFFERED

General

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s First Amended and Restated Certificate of Incorporation, and Bylaws, copies of which have been filed as exhibits to this Offering Statement of which this Offering Circular form a part. For a complete description of the Company’s capital stock, you should refer to the First Amended and Restated Certificate of Incorporation, the Bylaws and to the applicable provisions of Delaware law.

The Company is authorized to issue up to 30,000,000 shares of Common Stock, $0.001 par value. As of the date of this Offering Circular, 20,610,000 shares of Common Stock are issued and outstanding.

Common Stock

Dividend Rights

In the event the Company issues dividends, holders of Common Stock are entitled to receive such dividends. The Company has not declared any dividends since Inception and does not intend to declare any dividend for the foreseeable future.

Voting Rights

Each holder of the Company’s Common Stock is entitled to one vote for each share of Common Stock held.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company or deemed liquidation event, the holders of Common Stock are entitled to share pro rate in the remaining assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company.

Rights and Preferences

Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

Investment Agreements

As a condition of subscribing to this Offering, investors acquiring our Common Stock will become parties to the Shareholder Agreement, as amended. The material terms of this agreement are described below.

Shareholder Agreement, as amended (Defined terms not otherwise defined herein shall have the meaning ascribed to them in the Shareholder Agreement, as amended)

●	Restrictions on Transfer: Each Investor and Key Holder agrees not to make any disposition of all or any portion of any Common Stock unless and until certain conditions are met, including notification to the Company.

●	Drag Along Rights: At any time the holders of at least a majority of the Common Stock (the “Dragging Holders”) decide to sell all or a portion of their shares of Common Stock to one or more third parties in a single transaction or series of related transactions and obtain Board approval therefor (a “Sale Transaction”), the Dragging Holders shall have the Drag-Along Right, but not the obligation, to require the Compelled Holders to sell up to the same proportion of their shares of Common Stock to the transferee in such Sale Transaction on the same terms and conditions as the Dragging Holders.

●	Tag Along Rights: If one or more Shareholders propose to sell at least fifty one percent (51%) of the shares then outstanding to one or more third parties and has not elected to exercise its Drag-Along Right, then such Selling Shareholder(s) shall deliver notice of such proposed sale, which shall contain a reasonable description of the proposed sale, including a description of the consideration to be received, to the other Shareholders. Any such other Shareholder may elect to participate in the proposed transaction. The other Shareholders electing to participate in the proposed sale shall be entitled to sell their shares, on the same terms, conditions, and proportions as the Selling Shareholders.

PLAN OF DISTRIBUTION

The Company is offering up to 6,250,000 shares of Common Stock on a best efforts basis, as described in this Offering Circular. The cash price per share is $4.00.

The Company intends to market its Common Stock in this Offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform. We will use our website, www.[__________], blogs, and other social media to provide notification of the Offering.

We may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be held in a segregated account owned by the Company, but with viewing privileges assigned to our broker-dealer, Dalmore Group, LLC, and will remain in that account until cleared (AML/KYC). For details, see “Process of Subscribing.” After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this Offering.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion (which we refer to as the “Termination Date”). At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements.

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer.
●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.
●	Not provide any investment advice nor any investment recommendations to any investor.
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
●	Responsibility for all FINRA 5110 filings and updates.
●	Review of written communications for compliance with applicable rules. Coordinate with third party providers to ensure adequate review and compliance. It is ultimately the responsibility of the Company as to whether to accept the recommendations of Dalmore with respect to compliance with written communications.
●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.

As compensation for the services listed above, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the Company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this Offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the Company. The Company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this Offering such as coordination with third party vendors and general guidance with respect to the Offering, which will be due and payable within 30 days after this Offering is qualified by the Commission and the receipt of a No Objection Letter from FINRA.  Assuming the Offering is fully-subscribed, the Company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $275,000.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer. Investor funds will be processed through Stripe, Inc. Funds will be held in a segregated operating account owned by the Company. Dalmore will have view access to the account for purposes of verifying activity. Funds will remain in the segregated account until the subscription agreement has been cleared and countersigned by the Company. Funds then be released to the Company will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, credit or debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the Company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into segregated operating account owned by the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Dalmore is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Dalmore’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering amount, upon the clearance of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will be agreeing to be bound by the terms of the other agreements and the investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision in the subscription agreement, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement includes a forum selection provision that require any claims against the Company based on these agreements to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreements. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply and in limiting our litigation costs, to the extent they are enforceable, these forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provision in this context. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

BALANCED PHARMA, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021 AND 2020

To the Board of Directors of

Balanced Pharma Inc.

Cornelius, NC

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Balanced Pharma Inc. (the “Company”) which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2021 and for the period from September 1, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company sustained a net loss of $900,980 and $84,189 for the year ended December 31, 2021 and for the period from September 1, 2020 (inception) to December 31, 2020, respectively, and has an accumulated deficit of $985,168 as of December 31, 2021. The Company has not yet generated recognized revenues and incurred operating expenses of $900,980 and $84,189 for the year ended December 31, 2021 and the period from September 1, 2020 to December 31, 2020, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

February 11, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

BALANCED PHARMA, INC.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,616,810	$453,527
Subscription receivable	-	75,125
Total current assets	1,616,810	528,652
Intangible assets	79,536	17,555
Total assets	$1,696,346	$546,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,443	$31,317
Accrued expenses	146	-
Total liabilities	3,588	31,317

Commitments and contingencies (Note 8)

Stockholders' equity:
Common stock, $0.001 par value, 30,000,000 shares authorized, 20,610,000 and 19,206,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	20,610	19,206
Additional paid-in capital	2,657,316	579,873
Accumulated deficit	(985,168)	(84,189)
Total stockholders' equity	1,692,758	514,890
Total liabilities and stockholders' equity	$1,696,346	$546,207

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from September 1, 2020 (inception) to December 31, 2020
Revenue	$-	$-

Operating expenses:
General and administrative	400,403	84,189
Research and development	158,305	-
Sales and marketing	342,272	-
Total operating expenses	900,980	84,189

Loss from operations	(900,980)	(84,189)
Provision for income taxes	-	-
Net loss	$(900,980)	$(84,189)

Weighted average common shares outstanding - basic and diluted	19,884,175	10,073,732
Net loss per common share - basic and diluted	$(0.05)	$(0.01)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balances at September 1, 2020 (inception)	-	$-	$-	$-	$-
Issuance of founders' shares	18,404,000	18,404	(18,404)	-	-
Issuance of common stock	802,000	802	555,448	-	556,250
Stock-based compensation	-	-	42,829	-	42,829
Net loss	-	-	-	(84,189)	(84,189)
Balances at December 31, 2020	19,206,000	19,206	579,873	(84,189)	514,890
Issuance of common stock	904,000	904	1,503,096	-	1,504,000
Exercise of stock options	500,000	500	249,500	-	250,000
Stock-based compensation	-	-	324,847	-	324,847
Net loss	-	-	-	(900,980)	(900,980)
Balances at December 31, 2021	20,610,000	$20,610	$2,657,316	$(985,168)	$1,692,758

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from September 1, 2020 (inception) to December 31, 2020
Cash flows from operating activities:
Net loss	$(900,980)	$(84,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	324,847	42,829
Changes in operating assets and liabilities:
Accounts payable	(27,875)	31,317
Accrued expenses	146	-
Net cash used in operating activities	(603,861)	(10,043)
Cash flows from investing activities:
Purchase of intangible assets	(61,981)	(17,555)
Net cash used in investing activities	(61,981)	(17,555)
Cash flows from financing activities:
Issuance of common stock	1,504,000	556,250
Subscription receivable	75,125	(75,125)
Exercise of stock options	250,000	-
Net cash provided by financing activities	1,829,125	481,125
Net change in cash and cash equivalents	1,163,283	453,527
Cash and cash equivalents at beginning of year	453,527	-
Cash and cash equivalents at end of year	$1,616,810	$453,527
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Balanced Pharma Inc. (the “Company”) is a corporation formed on September 1, 2020 under the laws of Delaware. The Company is a pharmaceutical development and manufacturing company attempting to make anesthesia more comfortable for dental patients all over the world. The Company is headquartered in Charlotte, North Carolina.

The Company’s initial product, Libracaine, is a pH-balanced local anesthetic for use in dental procedures. Libracaine is in development and the Company is pursuing a 505(b)(2) New Drug Application (“NDA”), which is a streamlined process in which the applicant relies upon one or more investigations conducted by someone other than the applicant. The 505(b)(2) pathway enables investigators and/or manufacturers to apply for approval without having to repeat all the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

As of December 31, 2021, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $900,980 and $84,189 for the years ended December 31, 2021 and 2020, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2021 and 2020. As of December 31, 2021, the Company had an accumulated deficit of $985,168. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Stock Split

On January 26, 2022, the Company effectuated a 2,000-for-1 forward stock split of its issued and outstanding common shares (see Note 9). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties, including but not limited to, the need for protection of proprietary technology of its product, dependence on key personnel, cost of services provided by third parties and the need to obtain additional funds through the sale of its common stock. The Company has not generated revenues and has not been granted a license or been approved by the Food and Drug Administration (“FDA”) to produce and sell its drug. There are no assurances that this approval will be given or obtained.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021 and 2020, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of December 31, 2021 and 2020, the Company had $1,366,810 and $203,527, respectively, in excess of insured amounts.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity on the balance sheet.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Intangible Assets

The Company has applied for a patent and is in the process of seeking a patent, however no patent has been granted. The examination of its patent and related documentation is under review and subject to ongoing examination. No assurance of said patents being granted can be made. Certain legal costs have been capitalized. Should a patent not be granted the costs would need to be written off thus increasing the accumulated losses to date. As of December 31, 2021 and 2020, $79,536 and $17,555, respectively, in patent costs were included as intangible assets on the balance sheets.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising Costs

Advertising costs are expended as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and payroll-related benefits and taxes, stock-based compensation, professional services, administrative expenditures, and information technology.

Research and Development Expenses

Costs related to development of the Company’s products are included in research and development expenses and are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply products for research and development activities. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2021 and 2020 consist of outstanding options (Note 5).

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The Company adopted ASU 2018-07 upon inception and does not believe the adoption had a material impact on the financial statements as of December 31, 2021 and 2020.

In May 2014, the FASB issued ASC 606, providing new revenue recognition guidance that superseded existing revenue recognition guidance. The update, as amended, requires the recognition of revenue related to the transfer of goods or services to customers reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as additional qualitative and quantitative disclosures about revenues. The Company adopted the new revenue recognition guidance upon inception and does not believe the adoption had a material impact on the financial statements as of December 31, 2021 and 2020.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is still in the process of evaluating the new standard but expects it to be non-significant to the financial statements. We have not early adopted this standard.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any other recently issued accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	STOCKHOLDERS’ EQUITY

As of December 31, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 12,000 shares of common stock, par value $0.001 per share. In January 2022, the Board of Directors approved an increase in the number of authorized shares to 30,000,000 shares of common stock (see Note 9).

Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Through December 31, 2021 and 2020, no cash dividends have been declared or paid.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

On October 31, 2020, the Company issued an aggregate of 18,404,000 shares of common stock at par value to its founders in exchange for contributed intellectual property.

In December 2020, the Company issued 802,000 shares of common stock to investors for an aggregate purchase price of $556,250. As of December 31, 2020, the Company received proceeds of $481,125 and had a subscription receivable of $75,125, which was received in early 2021.

Throughout 2021, the Company issued 904,000 shares of common stock to investors for aggregate proceeds of $1,504,000.

In August 2021, an option holder exercised options for 500,000 shares of common stock for proceeds of $250,000 (see Note 5).

As of December 31, 2021 and 2020, the Company had 20,610,000 and 19,206,000 shares of common stock issued and outstanding, respectively, after effect of the January 2022 stock split (see Note 9).

5.	STOCK-BASED COMPENSATION

Balanced Pharma, Inc. 2020 Stock Plan

The Company has adopted the Balanced Pharma, Inc. 2020 Stock Option Plan (“2020 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2020 Plan was 1,596,000 shares as of December 31, 2021 and 2020. In connection with the stock split in January 2022, the Board increased the number of shares reserved for issuance to 2,963,684 shares.

The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2020 Plan’s inception. As of December 31, 2021, there were 26,000 shares available for grant under the 2020 Plan. Stock options granted under the 2020 Plan typically vest over periods of immediate to two years, and one grant with milestone based vesting four-year period on a monthly basis.

A summary of information related to stock options for the years ended December 31, 2021 and 2020 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding at September 1, 2020 (inception)	-	$-	$-
Granted	1,596,000	0.50
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2020	1,596,000	$0.50	$308,951
Granted	-	-
Exercised	(500,000)	0.50
Forfeited	(26,000)	0.50
Outstanding as of December 31, 2021	1,070,000	$0.50	$207,129

Exercisable as of December 31, 2020	88,000	$0.50	$17,035
Exercisable as of December 31, 2021	250,000	$0.50	$48,395

	December 31,
	2021	2020
Weighted average grant-date fair value of options granted during year	n/a	$0.53
Weighted average duration (years) to expiration of outstanding options at year-end	8.86	9.86

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended December 31, 2020
	Time- Based	Performance- Based
Risk-free interest rate	0.51%	0.89%
Expected term (in years)	6.10	10.00
Expected volatility	75.00%	75.00%
Expected dividend yield	0%	0%

In November 2020, the Company granted 800,000 options to purchase common stock with a fair value of $449,599 to a research and development vendor with performance-based vesting conditions. As of December 31, 2021, the Company determined that no performance conditions have been met and therefore no stock-based compensation expense was recorded during the years ended December 31, 2021 or 2020.

The total grant-date fair value of the options granted during the year ended December 31, 2020 was $839,707. Stock-based compensation expense for stock options of $324,847 and $42,829 was recognized under FASB ASC 718 for the years ended December 31, 2021 and 2020, respectively, and included in general and administrative expenses in the statements of operations.

Total unrecognized compensation cost related to non-vested time and performance stock option awards amounted to $9,802 and $449,599, respectively. Unrecognized compensation for time-based options will be recognized during the year ended December 31, 2022.

6.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences, stock-based compensation expense, research and development and net operating loss carryforwards. As of December 31, 2021 and 2020, the Company had net deferred tax assets before valuation allowance of $211,952 and $19,342, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$133,849	$2,307
Cash to accrual differences	(6,371)	7,195
Stock-based compensation	84,474	9,840
Valuation allowance	(211,952)	(19,342)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended 2021 and 2020, cumulative losses through December 31, 2021, and no history of generating taxable income. Therefore, valuation allowances of $211,952 and $19,342 were recorded as of December 31, 2021 and 2020, respectively. Valuation allowance increased by $192,610 and $19,342 during the years ended December 31, 2021 and 2020, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 23.0%. The effective rate is reduced to 0% for 2021 and 2020 due to the full valuation allowance on its net deferred tax assets.

See accompanying Independent Auditor’s Report

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021 and 2020, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $582,587 and $10,043, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2020-2021 tax years remain open to examination.

7.	RELATED PARTY TRANSACTIONS

On October 31, 2020, the Company issued an aggregate of 18,404,000 shares of common stock at par value to its founder and wife in exchange contributed intellectual property, consisting of a patent and related trademark held by a company owned solely by the founder.

8.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

9.	SUBSEQUENT EVENTS

On January 26, 2022, the Company effectuated a 2,000-for-1 forward stock split of its issued and outstanding common shares. The Company also increased its authorized shares to 30,000,000 shares of common stock and increased its option pool to authorize 2,963,684 shares.

In January 2022, the Company granted 240,000 options to purchase common stock at an exercise price of $2.50 per share.

Management has evaluated subsequent events through February 11, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

PART III: EXHIBITS

1.1	Broker-Dealer Agreement with Dalmore Group LLC
2.1	First Amended and Restated Certificate of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement
6.1	Shareholders Agreement, as amended
6.2	2020 Stock Option Plan
11.1	Auditors Consent
12.1	Opinion of CrowdCheck Law LLP

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SIGNATURES

Pursuant to the requirements of Regulation A,  the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement  to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cornelius, North Carolina, on March 18, 2022.

Balanced Pharma, Incorporated

By:	/s/ J. Scott Keadle
J. Scott Keadle, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ J. Scott Keadle
Chief Executive Officer and Director
Date: March 18, 2022

By:	/s/ Cory McClelland
Chief Financial Officer and Principal Accounting Officer
Date: March 18, 2022
By:	/s/ John Selig
John Selig, Director
Date: March 18, 2022

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